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                                                                      Exhibit 11

                          BOWMAR INSTRUMENT CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

- - - - - - -------------------------------------------------------------------------------------------------------------
                                                    SECOND QUARTER                   FIRST SIX MONTHS
                                               FISCAL           FISCAL          FISCAL            FISCAL
                                                1995             1994            1995              1994
- - - - - - -------------------------------------------------------------------------------------------------------------
PRIMARY NET INCOME PER
  COMMON SHARE:

NET INCOME:
Net Income                                       $687,000         $641,000       $1,149,000       $1,188,000
Less:  Dividends on Preferred Stock                90,000           90,000          180,000          180,000
                                                 --------         --------       ----------       ----------

  Net Income Applicable to Common Stock          $597,000         $551,000         $969,000       $1,008,000
                                                 ========         ========        =========       ==========

SHARES:
Weighted Average Number of Common
  Shares Outstanding                            6,414,561        6,418,939        6,413,788        6,363,616

Number of Common Stock Equivalents
  Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options                   149,192          171,901          150,029          172,116

                                                --------         ---------        ---------        ---------
  Weighted Average Number of Shares
    and Common Stock Equivalents                6,563,753        6,590,840        6,563,817        6,535,732
                                                =========        =========        =========        =========

PRIMARY NET INCOME PER
  COMMON SHARE                                      $0.09            $0.08            $0.15            $0.15
                                                =========        =========        =========        =========

FULLY DILUTED NET INCOME PER
  COMMON SHARE:

NET INCOME:
Net Income                                       $687,000         $641,000       $1,149,000       $1,188,000
                                                =========        =========        =========        =========

SHARES:
Weighted Average Number of Shares
  and Common Stock Equivalents                  6,563,753        6,590,840        6,563,817        6,535,732

Number of Shares of Common Stock
  Issued Upon Conversion of
  Preferred Stock                               1,599,467        1,602,266        1,599,467        1,602,266
                                                ---------        ---------        ---------        ---------
Weighted Average Number of Shares
  and Common Stock Equivalents
  Assuming Conversion of Preferred Stock        8,163,220        8,193,106        8,163,284        8,137,998
                                                =========        =========        =========        =========

FULLY DILUTED NET INCOME PER
  COMMON SHARE                                      $0.08            $0.08            $0.14            $0.15
                                                =========        =========        =========        =========

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